Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 28, 2022, with respect to the consolidated balance sheets of Creci, Inc. (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, stockholders deficit and cash flows for the years then ended December 31, 2020, which appears in the accompanying Form 1-K of Creci, Inc.

/s/ Cherry Bekaert LLP

Fort Lauderdale,

Florida April 28, 2022

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